AMENDMENT TO

1996 EMPLOYEE STOCK PURCHASE PLAN

Section 4 is hereby amended to read in its entirety as follows:

SECTION 4. STOCK SUBJECT TO PLAN

Subject to amendment from time to time as provided in Section 21, a maximum of 300,000 shares of Stock shall be available for issuance under the Plan. Shares issued under the Plan may be (i) authorized but unissued shares, (ii) shares now held or subsequently acquired by the Company, (iii) shares purchased in the open market; or (iv) shares purchased by a combination of the above. Any shares of Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option) including, without limitation, in connection with the cancellation or termination of an Option, shall again be available for issuance in connection with future grants of Options under the Plan.